Exhibit 99.1


NEPHROS


      Contact:

                                Marc Panoff, CFO
                                Nephros, Inc.
                                Tel: 212-781-5113

FOR IMMEDIATE RELEASE


               NEPHROS ENTERS INTO HEMODIAFILTER MANUFACTURING AND
             DISTRIBUTION RIGHTS AGREEMENT WITH ASAHI KASEI MEDICAL

New York--- March 2, 2005--Nephros, Inc. (AMEX: NEP) today announced it has entered into an agreement with Asahi Kasei Medical Co., Ltd., a business unit of Asahi Kasei Corporation, granting Asahi Kasei Medical exclusive rights to manufacture and distribute filter products based on the Nephros OLpur (TM) MD190 hemodiafilter in Japan for 10 years. In addition to an initial license fee, royalties and milestone payments, Asahi Kasei Medical will make an investment in Nephros common stock. Asahi Kasei Medical is the leading provider of dialysis filters in Japan and one of the three largest dialyzer providers in the world. The announcement was made by Nephros CEO Norman Barta.

        "OLpur(TM) MD190 technology coupled with our state-of-the-art hollow-fiber technologies will result in a hemodialyzer filter product that further contributes to the quality of life of ESRD patients in Japan, whose numbers exceed 230,000," says Kenji Nakamae, President of Asahi Kasei Medical.

      The OLpur(TM) MD190 is an advanced proprietary cartridge that refines the process of hemodiafiltration by combining two forms of therapy known as post-dilution and pre-dilution diafiltration into a single filter. As a result, the OLpur(TM) MD190 combines the superior clearance of small molecular weight toxins (such as urea) attributed to post-dilution hemodiafiltration with the superior clearance of middle-molecules (such as Beta 2 microglobulin (b2m)) associated with pre-dilution hemodiafiltration. The OLpur (TM) MD190 is designed for use with existing hemodiafiltration machines, has received CE marking, and is currently in sales in Europe. Japanese filter sales are subject to regulatory approval in that country.

      "Asahi is one of the major global forces in this marketplace. We feel Asahi's decision to manufacture and distribute hemodiafilters based on the OLpur(TM) MD190 technology in Japan is an important validation of our product design," says Mr. Barta.

      "I believe hemodiafiltration offers a substantially better modality for ESRD therapy over hemodialysis. Studies show that patients on hemodiafiltration have fewer complications and hospitalizations, require fewer drugs and live longer," says Eric A. Rose, M.D., Chairman, Department of Surgery at NewYork-Presbyterian Hospital/Columbia University Medical Center,

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and Chairman of the Board of Nephros. "I believe the Nephros mid-dilution technology provides an elegant means to really maximize performance in the hemodiafiltration realm."

About Nephros, Inc.

Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End Stage Renal Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros believes that its products remove a range of harmful substances more effectively, and more cost-effectively, than existing treatment methods; particularly with respect to substances known collectively as "middle molecules", due to their molecular weight, that have been found to contribute to such conditions as carpal tunnel syndrome, dialysis related amyloidosis, degenerative bone disease, and ultimately, to mortality in the ESRD patient.

About Asahi Kasei Medical Co., Ltd.

Asahi Kasei Medical, headquartered in Tokyo, Japan, is a world leader in the research, development, and production of devices and systems for extracorporeal blood treatment and purification based on advanced membrane separation and absorption technologies. It serves the global market with a wide variety of innovative products to help meet the needs of dialysis patients and clinical staff. Asahi Kasei Medical is a business unit of Asahi Kasei Corporation, a US$7 billion technology company that provides innovative, science-based solutions to a diverse range of markets including chemicals and plastics, apparel, housing and construction, healthcare, and electronics. For additional information on Asahi Kasei Medical, visit www.asahi-kasei.co.jp/medical/en/.

Forward Looking Statements

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding the efficacy and intended utilization of Nephros's technologies under development, are not guarantees of future performance, are based on certain assumptions and are subject to risks and uncertainties, many of which are beyond the control of Nephros. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risk that potential products that appeared promising in early research or clinical trials to Nephros do not demonstrate efficacy or safety in subsequent pre-clinical or clinical trials, and the risk that Nephros will not obtain appropriate or necessary governmental approvals to market products. More detailed information about Nephros and the risk factors discussed above is set forth in Nephros' filings with the Securities and Exchange Commission, including Nephros's Quarterly Report on Form 10-QSB filed with the SEC on November 15, 2004. Investors and security holders are urged to read such document free of charge at the Commission's web site at www.sec.gov. Nephros does not undertake an obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.